Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Innodata Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share to be issued pursuant to the 2021 Equity Compensation Plan, amended and restated effective April 11, 2022	457(c)	2,200,000(1)	$5.33(2)	$11,726,000	0.0000927	$1,087.00
Fees Previously Paid	—	—	—	—	—		—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$11,726,000		$1,087.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,087.00

(1)	Amount to be registered consists of an aggregate of 2,200,000 shares to be issued pursuant to the grant or exercise of awards under the Innodata Inc. 2021 Equity Compensation Plan, amended and restated effective April 11, 2022 (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock of the Registrant as may become issuable to prevent dilution in the event of stock splits, stock dividends, recapitalization or similar transactions.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the common stock of Innodata Inc. reported on the Nasdaq Global Market on June 9, 2022, which date is within five business days prior to filing this Registration Statement.